Rex Energy Corporation
Director Compensation Plan

Effective as of January 1, 2008

This Director Compensation Plan (this “Plan”) of Rex Energy Corporation, a Delaware corporation (the “Company”), summarizes the director compensation of the Company.  The compensation that this Plan provides shall replace the compensation that Section 2(a) of any Independent Director’s Agreement may have provided prior to the effective date of this Plan as of the effective date of this Plan.  Any Participant’s acceptance of compensation under this Plan shall be deemed as the Participant’s acceptance of this Plan’s modification to Section 2(a) of the Participant’s Independent Director Agreement.

1.	Definitions, Administration and Construction

(a)	The following capitalized terms used in this Plan shall have the following meanings given to each of them in this Section 1(a):

“Annual Governance Cycle” means the period from the Board meeting immediately following the Company’s Annual Meeting of Stockholders until the next such meeting the following year;

“Board” means the Board of Directors of the Company;

“Committee” means a committee of the Board;

“Common Stock” means Company Common Stock, $.001 par value per share;

“Compensation Committee” means the Compensation Committee of the Board;

“Equity Plan” means the Company’s 2007 Long-Term Incentive Plan or any successor plan; and

“Participant” means a director of the Company who is not an employee of the Company.

“Secretary” means the Secretary of the Company.

(b)
The Compensation Committee shall administer this Plan.  The Compensation Committee may adopt rules for the administration of this Plan as it may deem necessary or advisable.  The Compensation Committee shall administer this Plan in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), for deferrals made after December 31, 2004.  The Compensation Committee has full and absolute discretion in the exercise of each and every aspect of the rights, power, authority and duties retained or granted it under this Plan, including the authority to determine all facts, to interpret this Plan, to apply the terms of this Plan to the facts determined, to make decisions based upon those facts and to make any and all other decisions required of it by this Plan, such as the right to benefits, the correct amount and form of benefits, the determination of any appeal, the review and correction of the actions of any prior administrative committee, and the other rights, powers, authority and duties specified in this paragraph and elsewhere in this Plan.  Notwithstanding any provision of law, or any explicit or implicit provision of this document, any action taken, or finding, interpretation, ruling or decision made by the Compensation Committee in the exercise of any of its rights, powers, authority or duties under this Plan shall be final and conclusive as to all parties, including without limitation all Participants, former Participants and beneficiaries, regardless of whether the Compensation Committee or one or more of its members may have an actual or potential conflict of interest with respect to the subject matter of the action, finding, interpretation, ruling or decision.  No final action, finding, interpretation, ruling or decision of the Compensation Committee shall be subject to de novo review in any judicial proceeding.  No final action, finding, interpretation, ruling or decision of the Compensation Committee may be set aside unless it is held to have been arbitrary and capricious by a final judgment of a court having jurisdiction with respect to the issue.

(c)	Except as expressly stated to the contrary, references in this plan to “including” mean “including, without limitation” and to “persons” mean natural persons and legal entities.

2.           Retainers.

(a)
From time to time, the Board (or at its direction, the Compensation Committee) may set retainers for Participants for their service as a member of the Board or one or more of its Committees.  Retainers for a Participant, including those for Committee chairs, may vary from those of other Participants.  The current retainers for Participants are listed on Exhibit A.

(b)
Annual retainers are intended to compensate Participants for each Annual Governance Cycle.  A Participant who joins the Board during an Annual Governance Cycle shall receive annual retainers that are pro-rated based on the number of whole or partial months of an Annual Governance Cycle in which the Participant first serves.  The Company shall pay the joining Participant these retainers in cash in quarterly installments until the beginning of the next Annual Governance Cycle in accordance with Section 2(c).

(c)
The Company shall pay to each Participant annual retainers in cash in four quarterly installments.  The Company shall pay each installment to the Participant on the date of the first regular meeting of the Board for that quarter.  If no such regular meeting is held during a quarter, the Company shall pay the Participant the installment on the last day of the calendar quarter.

3.           Meeting Fees.

(a)
From time to time, the Board (or at its direction, the Compensation Committee) may set meeting fees for Participants for their attendance at meetings of the Board or one or more of its Committees.  The amount of the meeting fees for a Participant, including those for Committee chairs, may vary from those of other Participants.  The current meeting fees for Participants are listed on Exhibit A.

(b)	The meeting fees shall be due and payable to each Participant upon the Participant’s attendance at the applicable meeting.

(c)	Meeting fees shall be paid in cash.

3.           Equity Grants.

From time to time, the Board (or at its direction, the Compensation Committee) may make grants of Common Stock or Common Stock derivatives (such as stock options or restricted unit awards) to Participants as compensation for their service on the Board with such terms and conditions as are stated in the grant.  The grant shall be made pursuant to this Plan and the terms of the Equity Plan.  The current equity grants are summarized on Exhibit A.

4.           Expenses

Upon submission of appropriate receipts, invoices or vouchers as the Company may reasonably require, the Company shall reimburse each Participant for all reasonable out-of-pocket expenses that the Participant may incur in connection with the Participant’s performance of the Participant’s duties as a director.

5.           General

(a)
None of this Plan, the Equity Plan, the grant of any award under this Plan or the Equity Plan or any other action taken pursuant to this Plan or the Equity Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain a Participant for any period of time or at any particular rate or amount of compensation.

(b)
Except by the laws of decent and distribution in the event of a Participant’s death, the rights and benefits of this Plan may not be assigned or otherwise transferred.  A Participant shall cease to be a Participant under this Plan upon the Participant’s termination of his or her directorship with the Company whether by death, disability, retirement, resignation or removal.

(c)	Any notice to the Company that this Plan requires shall be in writing, addressed to the Secretary and be effective when the Secretary receives the notice.

(d)
This Plan and any determination or action taken respecting this Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its law of conflicts of law.

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Exhibit A

Board Retainers as of January 1, 2008

Annual retainer = $20,000
Annual retainer for Governance Committee Chair = $5,500
Annual retainer for Compensation Committee Chair = $5,500
Annual retainer for Audit/Ethics Committee Chair = $10,000
Annual retainer for Committee members = $0

Meeting fees as of January 1, 2008

$1,500 for each Board meeting attended
$850 for each Committee meeting attended

Equity grants as of January 1, 2008

Options to purchase 25,000 shares of the Company’s Common Stock (with a strike price equal to the reported closing price on the NASDAQ Stock Market on the date of grant) vesting 1/3 of the option on each of the 1st, 2nd and 3rd anniversaries of the date of grant and subject to such other terms and conditions as may be set forth in a stock option agreement, the form of which shall be approved by the Compensation Committee from time to time, which grant is to be made on the first meeting of the Board following the annual meeting of stockholders of the Company.

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